Exhibit 6.20

PROMISSORY NOTE

CONVERSION AGREEMENT

Payee:	Loan Amount:
E-mail:	Interest Amount Due:
Loan Date:	Conversion Amount:

THIS PROMISSORY NOTE CONVERSION AGREEMENT (this “Agreement”) is dated and effective as of January 6, 2020 (the “Effective Date”), by and between HYLETE, Inc., a Delaware corporation (“HYLETE”) and the above-referenced “Payee”.

RECITALS

A.              Payee made a loan (the “Loan”) to HYLETE in the aggregate principal amount set forth above as “Loan Amount”, repayable by with interest as further set forth in that certain Promissory Note from HYLETE to Payee dated as of the Loan Date set forth above (the “Note”).

B.               Payee was issued warrants in connection with the Note (“Warrants”).

C.               Payee and HYLETE desire that all amounts due under the Note be automatically converted into preferred stock of HYLETE and that the Warrants be cancelled, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants contained herein and the mutual benefits to be derived therefrom, HYLETE and the Payee hereby agree as follows:

1.                Defined Terms. Any initially capitalized terms not defined herein shall have the meanings ascribed to them in the Note.

2.                Conversion. As of the Effective Date, Payee hereby converts all amounts due under the Note, including the principal and interest owed by HYLETE to Payee under the Note (as set forth above, the “Conversion Amount”) into Series AA Preferred Stock of HYLETE (each a “Share” or “Shares”) at the Conversion Price (as defined below), which shall be referred to herein as the “Conversion”.

2.1             Conversion Calculation. The number of Shares issuable upon Conversion shall be equal to (a) the Conversion Amount divided by (b) $0.30 (the “Conversion Price”).

2.2             Fractional Shares. HYLETE shall not issue any fraction of a Share upon any Conversion. If the issuance would result in the issuance of a fraction of a Share, the number of Shares to be delivered to the Payee shall be rounded up to the next whole number.

2.3             Taxes. The Payee shall pay any and all taxes which may be assessed in connection with the issuance and delivery of Shares upon Conversion.

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2.4             Registration; Book-Entry. HYLETE shall maintain a register (the “Register”) for the recordation of the name and address of the Payee, the principal amount of Note, the Conversion Amount and the Shares issued in connection with the Conversion. The entries in the Register shall be conclusive and binding for all purposes absent manifest error. HYLETE and the Payee shall treat each person whose name is recorded in the Register as the transferee of any stock granted hereunder for all purposes, including, without limitation, the right to receive payments of hereunder, notwithstanding notice to the contrary.

2.5             Cancellation of Note. After Conversion of the entire Loan Amount, the Note shall automatically be deemed cancelled, shall be promptly surrendered to HYLETE for cancellation, and if not so returned within ten days after the Effective Date, shall be deemed destroyed and shall not be reissued.

2.6             Cancellation of Warrants. For and in consideration for the Conversion at the Conversion Price, any Warrants held by or for the benefit of Payee are hereby automatically deemed cancelled, shall be promptly surrendered to HYLETE for cancellation, and if not so returned within ten days after the Effective Date, shall be deemed destroyed and shall not be reissued. Any Warrants that were conditionally exercised, for which the condition of exercise has not occurred, are also deemed to be automatically cancelled.

2.7             Maturity Date and Interest. Payee agrees that the Maturity Date under the Note shall be deferred until the Conversion Date, and notwithstanding the foregoing, the Conversion Amount shall include interest accrued on the Loan Amount until and including December 31, 2019, and no interest shall have accrued thereafter.

3.                Representations, Warranties and Covenants of HYLETE. HYLETE hereby makes the following representations, warranties and covenants in favor of Payee:

3.1             Authorized Shares. The Shares issued to Payee constitutes duly authorized Shares of HYLETE, the issuance of which to Payee has been duly authorized by the HYLETE Board and approved by holders of at least a majority of the outstanding preferred stock of HYLETE.

3.2             Validly Issued. Upon issuance of Shares, such Shares shall be validly issued and outstanding, fully paid, non-assessable and free and clear of all liens and encumbrances arising through the actions of HYLETE or its directors, officers, employees or agents.

3.3             Issuance of Shares. Upon HYLETE’s receipt of duly executed counterparts of this Agreement, HYLETE shall issue the Shares to Payee by making entries into the shareholder register of HYLETE.

4.                Representations, Warranties and Covenants of Payee. Payee hereby makes the following representations, warranties and covenants in favor of HYLETE.

4.1             Payable Holder. Payee is the sole owner and holder of the Note, and owns the rights under such Note free and clear of all liens, claims and encumbrances.

4.2             Payable & Waiver. The Conversion Amount constitutes the entire amount owed from HYLETE to Payee under the Note, inclusive of Warrants, interest, penalties, late payments and any other amounts that may be due to Payee. Payee hereby waives any and all claims related to, or arising out of, the Note.

4.3             Authorization. Payee has full power and authority to enter into this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of Payee.

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4.4             To Be Purchased Entirely for Payee’s Own Account. This Agreement is made with Payee in reliance upon Payee’s representation to HYLETE, which, by Payee’s execution of this Agreement, Payee hereby confirms, that the Shares to be purchased by Payee and any securities issuable upon conversion thereof (such Shares and securities issuable upon conversion thereof being, collectively, the “Securities”) are being and will be acquired for investment for Payee’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof, and that neither Payee nor any of its officers, members, managers or representatives with the authority, responsibility or power to make a decision with regard to the purchase or sale of the Securities or any portion thereof (collectively, such “Payee’s Representatives”) has any present intention of selling, granting any participation in or otherwise distributing the same. Payee and Payee’s Representatives are familiar with the phrase “acquired for investment and not with a view to distribution” as it relates to the Securities Act of 1933, as amended (the “Securities Act”) and state securities laws and the special meaning given to such term by the Securities and Exchange Commission (the “SEC”). By executing this Agreement, Payee further represents that Payee does not have any contract, undertaking, agreement or arrangement with any natural person, trust, partnership, limited partnership, limited liability company, unincorporated association or other entity (each a “person”) to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

4.5             Reliance Upon Payee’s Representations and Warranties. Payee and Payee’s Representatives understand that the Securities are not, and upon issuance of any of the Securities at the time of issuance may not be, registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act, and that HYLETE’s reliance on such exemption is predicated on Payee’s representations and warranties set forth herein.

4.6             Receipt of Information. Payee and Payee’s Representatives have received all the information they consider necessary or appropriate for deciding whether to purchase the Securities and each portion thereof, including a copy of HYLETE’s S-1 Registration statement filed with the SEC and later withdrawn. Payee further represents that Payee and Payee's Representatives have had an opportunity to ask questions and receive answers from HYLETE regarding the terms and conditions of the offering of the Securities and each portion thereof and the business, properties, prospects and financial condition of HYLETE and to obtain additional information necessary to verify the accuracy of any information furnished to Payee or Payee’s Representatives or to which Payee or Payee’s Representatives had access.

4.7             Investment Experience. Payee represents that it and Payee’s Representatives are experienced in evaluating and investment in private placement transactions of securities of companies in a similar stage of development as HYLETE and acknowledges that Payee can bear the economic risk of Payee’s investment and that Payee’s Representatives have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment in the Securities.

4.8             Investor Status. Payee is an “Accredited Investor” or “Sophisticated Investor”, as such terms are defined in Regulation D promulgated under the Securities Act.

4.9             Restricted Securities. Payee and each of Payee’s Representatives understands that neither the Securities nor any portion thereof may be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities (or such portion thereof) or an available exemption from registration under the Securities Act, the Securities and each portion thereof may need to be held indefinitely. Payee and each of Payee’s Representatives realizes that the Securities and each portion thereof are unlikely to qualify for sale or other disposition under Rule 144 issued by the SEC. Furthermore, Payee and each of Payee’s Representatives is aware that neither the Securities nor any portion thereof may be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about HYLETE. Such information is not now available and HYLETE has no present plans to make such information available.

5.                Legends. To the extent applicable, each certificate or other document evidencing any of the Securities shall be endorsed with the legends imposed or required by HYLETE's Certificate of Incorporation, Bylaws other shareholder agreements, or applicable Federal or State securities laws.

6.                Governing Law & Venue. This Agreement shall be governed by the laws of the State of Delaware, without reference to the choice of laws rules of such state. Any dispute hereunder shall be heard in the Court of Chancery in the state of Delaware.

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7.                General. If any provision hereof is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the prohibition, invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). This Agreement may be executed in counter-part electronic signatures, when taken together shall constitute one valid and binding document. This Agreement shall be binding upon each party hereto and its respective successors and assigns. Payee shall have no right to assign or transfer Payee’s interest in this Agreement, the Securities, or the Shares to any person, without the prior written consent of HYLETE, or without meeting other criteria set forth in the Certificate of Incorporation, Bylaws other shareholder agreements, or applicable Federal or State securities laws. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties hereto. HYLETE and Payee hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the subject matter hereof are merged into and revoked by this Agreement.

Signatures appear on the following page.

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IN WITNESS WHEREOF, HYLETE and the undersigned Payee have caused this Promissory Note Conversion Agreement to be executed as of the Effective Date.

PAYEE:	HYLETE:
_________________________	HYLETE, Inc. By: ___________________ Ronald L. Wilson, II, CEO

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